Exhibit 99.1

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands)

	Clean Harbors	Safety-Kleen	Acquisition Pro Forma Adjustments	Notes	Acquisition Pro Forma	Stock and Notes Offerings Pro Forma Adjustments	Notes	Pro Forma
Revenues
Service revenues	$2,187,908	$610,407	$(11,296)	(a)	$2,787,019	$—		$2,787,019
Product revenues	—	742,573	—		742,573	—		742,573
Total revenues	2,187,908	1,352,980	(11,296)		3,529,592	—		3,529,592
Costs of revenues (exclusive of items shown separately below)	1,540,621	1,062,782	(11,296)	(a)	2,592,107	—		2,592,107
Selling, general and administrative expenses	273,520	163,552	—		437,072	—		437,072
Accretion of environmental liabilities	9,917	2,497	—		12,414	—		12,414
Depreciation and amortization	161,646	65,768	16,254	(b)	243,668	—		243,668
Income from operations	202,204	58,381	(16,254)		244,331	—		244,331
Other expense, net	(802)	(26,605)	—		(27,407)	—		(27,407)
Loss on early extinguishment of debt	(26,385)	—	—		(26,385)	—		(26,385)
Interest expense, net	(47,287)	(13,222)	12,697	(c)	(47,812)	(31,992)	(c)	(79,804)
Income (loss) before provision for income taxes	127,730	18,554	(3,557)		142,727	(31,992)		110,735
Provision for income taxes	(1,944)	(304)	(1,245)	(d)	(3,493)	(11,197)	(d)	(14,690)
Net income (loss) attributable to Clean Harbors and Safety-Kleen	$129,674	$18,858	$(2,312)		$146,220	$(20,795)		$125,425
Earnings per Share:
Basic	$2.41				$2.71			$2.08
Diluted	$2.40				$2.70			$2.08
Weighted average common shares outstanding	53,884				53,884	6,352	(f)	60,236
Weighted average common shares outstanding plus potentially dilutive common shares (e)	54,079				54,079	6,352	(f)	60,431

See accompanying notes to unaudited pro forma condensed combined financial statements.

 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.                                      The Merger

On December 28, 2012, Clean Harbors acquired 100% of the outstanding common shares of Safety-Kleen, Inc. (“Safety-Kleen”) in accordance with an Agreement and Plan of Merger dated as of October 26, 2012 (the “Merger Agreement”). Safety-Kleen, a Delaware corporation headquartered in Richardson, Texas, is the largest re-refiner and recycler of used oil in North America and a leading provider of parts cleaning and environmental services.

Under the terms of the Merger Agreement, Clean Harbors agreed to pay to the Safety-Kleen’s shareholders and option holders cash consideration in an amount equal to $1.25 billion plus the amount of cash and cash equivalents held by Safety-Kleen on the closing date, less the amount of debt owed by Safety-Kleen on the closing date for borrowed money and capital lease obligations, plus or minus, as applicable, the amount by which Safety-Kleen’s working capital (excluding cash) on the closing date exceeded or was less than $50.0 million.

Safety-Kleen’s working capital (excluding cash) was estimated to be $57,259,000 as of December 28, 2012. Accordingly, the pro forma condensed combined financial statements included herein are based on an estimated purchase price of $1,257,259,000, including an estimated working capital adjustment of $7,259,000.  The purchase price is subject to adjustment upon finalization of Safety-Kleen’s working capital (excluding cash) on December 28, 2012.

The following summarizes the preliminary purchase price allocation at December 28, 2012 (in thousands):

Assets to be acquired:
Accounts receivable	$132,874
Prepaid expenses and other current assets	12,295
Inventories and supplies	102,339
Current deferred tax assets	7,076
Property, plant and equipment	514,712
Goodwill	436,749
Permits and other intangible assets	421,400
Other assets	4,985
1,632,430
Liabilities to be assumed:
Accounts payable	74,576
Deferred revenue	22,700
Accrued expenses	89,219
Current portion of closure, post-closure and remedial liabilities	6,157
Closure, post-closure and remedial liabilities, less current portion	54,144
Deferred taxes, unrecognized tax benefits and other long-term liabilities	128,375
375,171
Net assets to be acquired	$1,257,259

Clean Harbors determined the preliminary purchase price allocations based on estimates of fair value of all tangible and intangible assets acquired and liabilities assumed.  Clean Harbors believes the preliminary allocations provide a reasonable basis for estimating the fair values of the assets acquired and liabilities assumed but is waiting for additional information necessary to finalize the fair values. Accordingly, the preliminary fair values presented above are subject to adjustment as more information becomes available. Clean Harbors expects to finalize the valuation and complete the purchase price allocation as soon as practicable, but no later than one year from the acquisition date. The final fair value amounts could differ materially from the preliminary estimates. Decreases or increases in the fair value of assets acquired or liabilities assumed from the preliminary estimates presented above would result in increases or decreases in the amount of goodwill resulting from the merger. In addition, if the value of the assets acquired is higher than the preliminary estimates, it may result in higher amortization and / or depreciation expense than the amounts presented in these pro forma statements.

Clean Harbors has determined this to be a tax-free business combination from Clean Harbors’ standpoint.

2.                                      Financing

In connection with the merger, Clean Harbors sold (i) 6.9 million shares of its common stock in a Stock Offering (which was priced on November 27, 2012) at a public offering price of $56.00 per share on December 3, 2012 and (ii) $600.0 million of 5.125% senior unsecured notes due 2021in a Notes Offering on December 7, 2012. A summary of the net proceeds received from the Stock Offering and the Notes Offering was as follows (in thousands):

	Stock Offering	Notes Offering
Gross proceeds	$386,400	$600,000
Transaction fees and expenses for the offering	(16,880)	(10,559)
Net proceeds	$369,520	$589,441

Clean Harbors also incurred approximately $5.2 million of commitment fees in connection with the merger financing. The completion of the merger and the Notes Offering resulted in approximately $10.6 million of deferred financing costs.

3.                                      Pro Forma Statement of Income Adjustments

The unaudited pro forma condensed combined statement of income does not include any non-recurring charges that will arise as a result of the merger described above.

(a)                                 Represents an adjustment of approximately $11.3 million to reduce revenues and cost of revenues for intercompany transactions between Clean Harbors and Safety-Kleen for the year ended December 31, 2012.

(b)                                 Represents the adjustment of $16.3 million to depreciation and amortization expense for the step-up in property, plant and equipment and identifiable intangibles to their preliminary estimated fair value at the acquisition date.  The step-up adjustments were calculated based on using the straight-line method over the estimated useful lives as follows:

The pro forma adjustment for property, plant and equipment consists of the following (in thousands):

Property, plant and equipment (i)	$514,712
Less: Safety-Kleen’s net book value at December 28, 2012	(319,259)
Pro forma property, plant and equipment adjustment	$195,453

(i)

	Acquisition Pro Forma	Estimated Useful Life
Land and land improvements	$68,844	8 years
Buildings and improvements	93,498	10-20 years
Vehicles	79,487	7 years
Equipment	247,183	4-15 years
Furniture and fixtures	5,665	6 years
Construction in progress	12,144	15 years
Asset retirement obligation assets	7,891	30 years
Property, plant and equipment	$514,712

The pro forma adjustment for permits and other intangible assets consists of the following (in thousands):

Permits and other intangible assets (ii)	$421,400
Less: Safety-Kleen’s net book value at December 28, 2012	(81,740)
Pro forma permits and other intangible assets adjustment	$339,660

(ii)

	Acquisition Pro Forma	Estimated Useful Life
Trademarks and trade names	$113,800	Indefinite
Customer relationships - Oil Re-refining	158,800	20 years
Customer relationships - Environmental services	99,300	17 years
Supplier relationships - Re-refining	9,000	10 years
Supplier relationships - Recycled fuel oil	3,900	10 years
Permits - Environmental services	34,610	30 years
Permits - Oil Re-refining	1,990	30 years
Permits and other intangible assets	$421,400

The step-up to the preliminary estimated fair value of Safety-Kleen’s identifiable intangible assets from the respective carrying values reported by Safety-Kleen as of December 28, 2012 was determined using a combination of the cost and market approach and the income approach. The estimated intangible assets are expected to be amortized on a straight-line basis over estimated useful lives, subject to the finalization of the purchase price allocation.

The pro forma depreciation and amortization adjustments are as follows (in thousands):

Year Ended December 31, 2012
Eliminate Safety-Kleen’s historical depreciation and amortization	$(65,768)
Permits and intangible assets amortization	16,291
Property, plant and equipment depreciation	65,731
Pro forma depreciation and amortization adjustment	$16,254

With other assumptions held constant, a 10% increase in the fair value of property, plant and equipment and intangible assets as calculated would increase annual pro forma depreciation and amortization expense by approximately $6.0 million for the year ended December 31, 2012. With other assumptions held constant, a 10% decrease in the estimated remaining useful lives of property, plant and equipment and amortizable intangible assets would increase pro forma depreciation and amortization by approximately $6.7 million for the year ended December 31, 2012. The increases in pro forma depreciation and amortization are as follows (in thousands):

			Increase in Pro Forma Depreciation and Amortization
		10%	10% Increase in the Fair Value	10% Decrease in the Estimated Remaining Useful Life
	Acquisition Pro Forma	Increase in Fair Value	Twelve Months	Twelve Months
Property, Plant and Equipment
Buildings and building improvements	$93,498	$102,848	$521	$578
Land and land improvements	68,844	75,728	175	194
Vehicles	79,487	87,436	1,136	1,262
Equipment	247,183	271,901	2,335	2,594
Furniture and fixtures	5,665	6,232	94	105
Construction in progress	12,144	13,358	81	90
Asset retirement obligation assets	7,891	8,680	26	29
Property, plant and equipment	$514,712	$566,183	$4,368	$4,852

Permits and Intangible Assets
Trademarks and trade names	$113,800	$125,180	$—	$—
Customer relationships - Oil Re-refining	158,800	174,680	794	882
Customer relationships - Environmental services	99,300	109,230	584	649
Supplier relationships - Re-refining	9,000	9,900	90	100
Supplier relationships - Recycled fuel oil	3,900	4,290	39	43
Permits - Environmental services	34,610	38,071	115	128
Permits - Oil Re-refining	1,990	2,189	7	7
Permits and other intangible assets	$421,400	$463,540	$1,629	$1,809
Total	$936,112	$1,029,723	$5,997	$6,661

(c)                                  Represents adjustments to interest expense related to completion of the Notes Offering at an interest rate of 5.125% (including amortization of deferred financing costs) offset by the reversal of Safety-Kleen’s interest expense for outstanding debt.

	Year Ended December 31, 2012
	Acquisition Pro forma Adjustments	Stock and Notes Offerings Pro Forma Adjustments
Interest on $600 million debt	$—	$(30,750)
Estimated amortization of financing costs	—	(1,242)
Elimination of Safety-Kleen interest expense, net	12,697	—
Pro forma interest expense adjustment	$12,697	$(31,992)

(d)                                 Represents the pro forma tax effect of the pro forma adjustments at an estimated statutory tax rate of 35.0% for the year ended December 31, 2012.  The pro forma income tax provision adjustment is as follows (in thousands):

	Year Ended December 31, 2012
	Acquisition Pro forma Adjustments	Stock and Notes Offerings Pro Forma Adjustments
Pro forma loss before income taxes	$(3,557)	$(31,992)
Statutory income tax rate	35%	35%
Pro forma income tax provision adjustment	$(1,245)	$(11,197)

(e)                                 For the year ended December 31, 2012, the dilutive effect of all then outstanding options, restricted stock and performance awards is included in the earnings per share calculation except for 65,000 Clean Harbors outstanding performance stock awards for which the performance criteria were not attained at that time.

(f)                                  Pro forma adjustment to reflect the newly issued 6.9 million common shares as outstanding for the year.